Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Second Quarter and Six Months Ended December 31, 2009
NASHVILLE, TN, February 8, 2010/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the second quarter and six months ended December 31, 2009 of its fiscal year ending June 30, 2010.
Operating Results
     Revenues for the three months ended December 31, 2009 were $53.8 million, compared with $65.1 million for the same period in fiscal year 2009. Income before income taxes for the three months ended December 31, 2009 was $1.6 million, compared with a loss before income taxes of $1.4 million in the same period in fiscal year 2009. Net income for the three months ended December 31, 2009 was $1.5 million, or $0.03 per share on a diluted basis, compared with a net loss of $1.0 million, or $0.02 per share on a diluted basis, for the same period in fiscal year 2009.
     Revenues for the six months ended December 31, 2009 were $111.1 million, compared with $136.7 million for the same period in fiscal year 2009. Income before income taxes for the six months ended December 31, 2009 was $4.4 million, compared with $2.4 million in the same period in fiscal year 2009. Net income for the six months ended December 31, 2009 was $4.2 million, or $0.09 per share on a diluted basis, compared with $0.8 million, or $0.02 per share on a diluted basis, for the same period in fiscal year 2009.
     Premiums earned for the three months ended December 31, 2009 were $45.2 million, compared with $54.8 million for the same period in fiscal year 2009. Premiums earned for the six months ended December 31, 2009 were $93.7 million, compared with $116.7 million for the same period in fiscal year 2009. These declines were primarily due to the weak economic conditions, which have caused both a decline in the number of policies written, as well as an increase in the percentage of our customers purchasing liability only coverage. Rate actions taken in a number of states to improve underwriting profitability and the closure of underperforming stores also contributed to the decrease in policies written and premiums earned. At December 31, 2009, the number of policies in force was 147,090, compared with 159,557 at December 31, 2008. At December 31, 2009, we operated 409 stores, compared with 424 stores at December 31, 2008.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 66.1 percent for the three months ended December 31, 2009, compared with 68.5 percent for the three months ended December 31, 2008. The loss and loss adjustment expense ratio was 67.3 percent for the six months ended December 31, 2009, compared with 69.7 percent for the six months ended December 31, 2008. For the three months ended December 31, 2009, we experienced favorable development on losses related to prior periods of approximately $2.4 million, compared with unfavorable development of $0.1 million for the three months ended

December 31, 2008. For the six months ended December 31, 2009, we experienced favorable development of approximately $6.1 million, compared with $4.2 million for the six months ended December 31, 2008.
     Excluding development, the loss and loss adjustment expense ratios for the three months ended December 31, 2009 and 2008 were 71.4 percent and 68.3 percent, respectively. Excluding favorable development, the loss and loss adjustment expense ratios for the six months ended December 31, 2009 and 2008 were 73.8 percent and 73.3 percent, respectively. The favorable development for the six months ended December 31, 2009 and 2008 was due to lower than anticipated severity and frequency of accidents.
     Expense Ratio. Our expense ratio for the three months ended December 31, 2009 was 28.2 percent, compared with 25.2 percent for the same period in fiscal year 2009. Our expense ratio increased from 23.2 percent for the six months ended December 31, 2008 to 27.1 percent for the same period in the current fiscal year. The year-over-year increase in the expense ratio was due to the decrease in premiums earned, which resulted in a higher percentage of fixed expenses in our retail operations (such as rent and base salary).
     Combined Ratio. The combined ratio was 94.3 percent for the three months ended December 31, 2009, compared with 93.7 percent for the same period in fiscal year 2009. The combined ratio was 94.4 percent for the six months ended December 31, 2009, compared with 92.9 percent for the same period in fiscal year 2009.
     Litigation Settlement. As previously reported, we entered into settlement agreements related to litigation brought against us in Georgia and Alabama with respect to certain sales practices. Pursuant to the terms of the settlement agreements, eligible class members are entitled to certain premium credits or reimbursement certificates. At December 31, 2008, we accrued $5.2 million for premium credits available to class members who were actively insured by the Company. Subsequently, $3.3 million of premium credits have been utilized and $1.1 million have been forfeited, resulting in an estimated premium credit liability of $0.8 million at December 31, 2009.
     Provision for Income Taxes. The provision for income taxes for the three months ended December 31, 2009 was $0.1 million, compared with a benefit of $0.4 million for the same period in fiscal year 2009. For the six months ended December 31, 2009, the provision for income taxes was $0.2 million, compared with $1.5 million for the same period in fiscal year 2009. The provision for income taxes for the three and six months ended December 31, 2009 related to current state income taxes for certain subsidiaries with taxable income. At December 31, 2009 and June 30, 2009, we established a full valuation allowance against all net deferred tax assets. In assessing our ability to support the realizability of our deferred tax assets, we considered both positive and negative evidence. We placed greater weight on historical results than on our outlook for future profitability. The deferred tax valuation allowance may be adjusted in future periods if we consider that it is more likely than not that some portion or all of the deferred tax assets will be realized. In the event the deferred tax valuation allowance is adjusted, we would record an income tax benefit for the adjustment.

About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At December 31, 2009, we leased and operated 409 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Premiums earned	$45,199	$54,823	$93,666	$116,661
Commission and fee income	6,966	7,675	13,920	15,918
Investment income	2,033	2,608	3,946	5,331
Net realized losses on fixed maturities, available-for-sale	(423)	(26)	(445)	(1,241)

	53,775	65,080	111,087	136,669

Costs and expenses:
Losses and loss adjustment expenses	29,871	37,553	63,024	81,285
Insurance operating expenses	19,711	21,510	39,281	42,956
Other operating expenses	750	314	1,023	706
Litigation settlement	102	5,089	(279)	5,234
Stock-based compensation	272	514	655	1,009
Depreciation and amortization	500	455	964	924
Interest expense	992	1,033	1,981	2,190

	52,198	66,468	106,649	134,304

Income (loss) before income taxes	1,577	(1,388)	4,438	2,365
Provision (benefit) for income taxes	102	(385)	203	1,527

Net income (loss)	$1,475	$(1,003)	$4,235	$838

Net income (loss) per share:
Basic and diluted	$0.03	$(0.02)	$0.09	$0.02

Number of shares used to calculate net income (loss) per share:
Basic	47,960	47,658	47,919	47,656

Diluted	48,551	47,658	48,720	49,088

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value (amortized cost of $183,318 and $140,849, respectively)	$186,328	$140,311
Cash and cash equivalents	29,227	77,201
Premiums and fees receivable, net of allowance of $531 and $419	39,212	45,309
Other assets	9,543	11,866
Property and equipment, net	3,546	3,921
Deferred acquisition costs	3,641	3,896
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$347,949	$358,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$77,546	$83,973
Unearned premiums and fees	50,160	57,350
Debentures payable	41,240	41,240
Other liabilities	10,676	16,537

Total liabilities	179,622	199,100

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,490 and 48,312 shares issued and outstanding, respectively	485	483
Additional paid-in capital	465,406	464,720
Accumulated other comprehensive income (loss)	3,010	(538)
Accumulated deficit	(300,574)	(304,809)

Total stockholders’ equity	168,327	159,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$347,949	$358,956

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Premiums earned:
Georgia	$9,960	$12,344	$20,861	$25,772
Illinois	6,075	6,826	12,406	14,188
Texas	5,714	6,133	11,626	13,134
Florida	4,933	6,196	10,194	13,812
Alabama	4,709	5,888	9,918	12,460
Ohio	2,909	3,182	5,862	6,633
Tennessee	2,855	3,800	5,958	8,215
South Carolina	2,727	4,491	5,866	9,941
Pennsylvania	2,610	2,786	5,429	5,572
Indiana	1,211	1,298	2,433	2,861
Missouri	782	956	1,609	2,085
Mississippi	714	923	1,504	1,988

Total premiums earned	$45,199	$54,823	$93,666	$116,661

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Loss and loss adjustment expense	66.1%	68.5%	67.3%	69.7%
Expense	28.2%	25.2%	27.1%	23.2%

Combined	94.3%	93.7%	94.4%	92.9%

POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Policies in force — beginning of period	152,866	170,555	158,222	194,079
Net decrease during period	(5,776)	(10,998)	(11,132)	(34,522)

Policies in force — end of period	147,090	159,557	147,090	159,557

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Retail locations — beginning of period	415	429	418	431
Opened	—	—	—	1
Closed	(6)	(5)	(9)	(8)

Retail locations — end of period	409	424	409	424

RETAIL LOCATIONS BY STATE

	December 31,		September 30,		June 30,
	2009	2008	2009	2008	2009	2008
Alabama	25	25	25	25	25	25
Florida	34	39	36	39	39	40
Georgia	61	61	61	61	61	61
Illinois	76	81	78	81	78	80
Indiana	18	18	18	19	18	19
Mississippi	8	8	8	8	8	8
Missouri	12	12	12	13	12	14
Ohio	27	28	27	29	27	29
Pennsylvania	17	18	17	18	17	19
South Carolina	27	27	27	28	27	28
Tennessee	19	20	20	20	20	20
Texas	85	87	86	88	86	88

Total	409	424	415	429	418	431